As filed with the Securities and Exchange Commission on February 10, 2015

Registration Statement No.: 333-175544

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

Registration Statement

Under

The Securities Act of 1933

INTERVEST BANCSHARES CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation or organization)

13-3699013

(I.R.S. Employer Identification No.)

One Rockefeller Plaza, Suite 400

New York, New York 10020-2002

(Address of Principal Executive Offices) (Zip Code)

INTERVEST BANCSHARES CORPORATION LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Lowell S. Dansker Chairman and Chief Executive Officer Intervest Bancshares Corporation One Rockefeller Plaza, Suite 400 New York, New York 10020-2002	with a copy to: Thomas E. Willett, Esq. Harris Beach PLLC 99 Garnsey Road Pittsford, New York 14534 (585) 419-8800

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Intervest Bancshares Corporation (the “Company” or “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-175544) (the “Registration Statement”) to withdraw and deregister 182,403 of the 750,000 shares of the Common Stock, par value $1.00 per share, of the Company (the “Common Stock”) that were registered for issuance pursuant to the Registration Statement and remain unsold thereunder.

Pursuant to an Agreement and Plan of Merger, dated as of July 31, 2014 (the “Merger Agreement”), by and among Bank of the Ozarks, Inc. (“Ozarks”), Ozarks wholly-owned bank subsidiary, and the Company and its wholly-owned bank subsidiary, the Company is being merged with and into Ozarks, effective as of February 10, 2015 (the “Merger”). Upon consummation of the Merger, each outstanding share of the Company’s Common Stock is being converted into the right to receive shares of Ozarks common stock based on the exchange ratio specified in the Merger Agreement.

In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of post-effective amendments any of the securities that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration the Common Stock registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of February, 2015.

INTERVEST BANCSHARES CORPORATION

By:	/s/ Lowell S. Dansker
Lowell S. Dansker,
Chairman and Chief Executive Officer